Filed pursuant to Rule 424(b)(3)
                                          relating to Registration No. 333-63891
PROSPECTUS SUPPLEMENT
(To Prospectus dated October 14, 1998)


                                   $14,070,000

                            COMVERSE TECHNOLOGY, INC.

               4 1/2% Convertible Subordinated Debentures due 2005
           initially convertible into 218,133 Shares of Common Stock, par value $.10 per share
                                 --------------

        This Prospectus Supplement and the accompanying Prospectus relate to an aggregate of $14,070,000 of 4 1/2% Convertible Subordinated Debentures due 2005 (the "Debentures") of Comverse Technology, Inc. (the "Company"), and 218,133 shares of the Company's common stock, par value $.10 per share ("Common Stock"), issuable upon conversion of the Debentures offered hereby by certain holders named herein (collectively, the "Selling Holders"). See "Selling Holders." This Prospectus Supplement should be read in conjunction with the Company's
Prospectus dated October 14, 1998 (the "Prospectus"), and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus.
                                        --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


December 11, 1998

        No dealer, salesperson or any other person has been authorized in connection with any offering made hereby to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Holders. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered hereby, nor do they constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
                                        --------------

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CMVT." The following table sets forth, for the calendar quarters indicated, the range of high and low closing prices for the Common Stock, as reported by the Nasdaq National Market.

                                                           Low             High
1995
        First Quarter..............................     $ 11.00          $ 14.63
        Second Quarter.............................       13.25            18.25
        Third Quarter..............................       17.14            23.38
        Fourth Quarter.............................       19.94            25.69

1996
        First Quarter..............................     $ 16.63          $ 25.13
        Second Quarter.............................       23.38            31.19
        Third Quarter..............................       23.75            41.38
        Fourth Quarter.............................       32.56            38.13

1997
        First Quarter..............................     $ 36.88          $ 46.38
        Second Quarter.............................       36.50            52.00
        Third Quarter..............................       45.94            53.06
        Fourth Quarter.............................       32.25            54.19

1998
        First Quarter..............................     $ 30.63          $ 49.00
        Second Quarter.............................       42.25            55.06
        Third Quarter..............................       36.63            56.94
        Fourth Quarter (through December 10, 1998).       29.94            68.75


        On December 10, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $68.06. As of October 12, 1998, there were approximately 2,688 holders of record of the Common Stock.

        The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. The
Company currently intends to retain its earnings, if any, to finance the development and growth of its business. Any future determination as to the declaration and payment of dividends will be made by the Company's Board of Directors in its discretion, and will depend upon the Company's earnings, financial condition, capital requirements and other relevant factors.

                                 SELLING HOLDERS

        The Debentures were originally issued by the Company and sold by Lehman Brothers Inc. (the "Initial Purchaser"), in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act). The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

        The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Debentures and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus Supplement and the accompanying Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act. Finally, additional Selling Holders may from time to time be identified and information with respect to such Selling Holders be provided in a Prospectus Supplement.

                                         Principal Amount of                            Number of
                                              Debentures        Percentage of           Shares of
                                          Beneficially Owned      Debentures          Common Stock
Selling Holder                            and Offered Hereby     Outstanding    Beneficially Owned(1)(2)
--------------                            ------------------     -----------    ------------------------
Aim Charter Fund......................       $ 2,500,000              *                     38,759
Aim High Yield Fund...................         1,269,000              *                     19,674
Aim High Yield Fund II................             6,000              *                         93
American Investors Life...............           750,000              *                     11,627
Amerus Life...........................           500,000              *                      7,751
BancBoston Robertson Stephens.........           825,000              *                     12,790
Daiwa Europe Limited..................         4,500,000             1.5%                   69,767
Credit Suisse First Boston Corporation           250,000              *                      3,875
Lehman Brothers Inc.(3)...............         2,720,000              *                     42,170
Warburg Dillon Read LLC...............           750,000              *                     11,627

---------------------------
*        Less than 1%.
(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 15.5039 shares per $1,000 principal amount of Debentures; such conversion rate is subject to adjustment as described under "Description of Debentures--Conversion Rights" in the Prospectus. Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, cash will be paid in lieu of issuing fractional shares, if any, upon conversion of the Debentures.
(2) The number of shares of Common Stock beneficially owned by each holder named herein is less than 1% of the Company's outstanding Common Stock as of September 30, 1998.
(3) Lehman Brothers Inc. has acted as manager or co-manager in offerings of securities of the Company within the past three years.


                                       -3-